                                                                   EXHIBIT 99.1

        GARTNER, INC. REPORTS 2004 SECOND QUARTER AND FIRST HALF RESULTS

                     GENE HALL NAMED CHIEF EXECUTIVE OFFICER

            JAMES C. SMITH NAMED NON-EXECUTIVE CHAIRMAN OF THE BOARD

STAMFORD, Conn.--(BUSINESS WIRE)--July 23, 2004--Gartner, Inc. (NYSE: IT and
ITB), the world's leading technology research and advisory firm, today reported results for the second quarter and six months ended June 30, 2004.

Highlights of Gartner's performance for the second quarter of 2004 included the following:

      - Total revenue was $228 million, a 7% increase from the same period of 2003. Adjusting for a shift of events into the 2004 second quarter, revenues grew by 4% over the prior year.

      - Net income was $11 million or $0.08 per diluted share on a GAAP basis. In the same period of 2003, Gartner had net income of $13 million, or $0.13 per diluted share on a GAAP basis.

      - Normalized EPS was $0.12 per share, compared with $0.10 per share a year ago. Normalized EPS is a non-GAAP financial measure. See "Non-GAAP Financial Measures" for a further discussion of normalized EPS.

      - Research contract value was $489 million at June 30, 2004, a 4% increase from $469 million at June 30, 2003. Client retention improved to 78% in the latest quarter from 75% a year ago, while wallet retention rose to 93% from 83%.

For the first six months of 2004:

      - Total revenue was $437 million, an increase of 5% versus the same 2003 period.

      - Net income on a GAAP basis was $11 million, or $0.09 per diluted share. Net income for the 2003 period was $11 million, or $0.14 per diluted share on a GAAP basis.

      - Normalized EPS for the recent six months was $0.21 per share, compared with $0.14 per share for the year-ago period. See "Non-GAAP Financial Measures" for a further discussion of normalized EPS.

Michael Fleisher, Gartner's chairman and chief executive officer, said, "We delivered another quarter of strong performance including increased revenue and earnings, year-over-year growth in Research contract value, increased Consulting backlog and higher client retention rates. We continue to believe that the technology sector will recover moderately throughout the remainder of 2004, and that our efforts to align our businesses with client needs and opportunities will position the Company well for continued future profitable growth."

"Each of Gartner's business units contributed to our strong second quarter performance," added Maureen O'Connell, president and chief operating officer. "We continue to invest in growth by adding talented business leaders and refining our sales, product development and marketing processes."

MANAGEMENT AND DIRECTOR CHANGES

The Company announced that the Board of Directors has named Gene Hall as chief executive officer. Mr. Hall will succeed Michael Fleisher, who had previously announced his intention to depart as Gartner's chairman and CEO after a transition period. Additionally, James C. Smith, a current Gartner Board member, has been named non-executive chairman of the Board of Directors.

Mr. Hall, age 48, spent the past 6 years with Automatic Data Processing, Inc., where he was responsible for developing strategies to accelerate the growth of two major businesses and leading technology across the company. Currently, he is President, Employers Services Major Accounts Division, a $2 billion business with 8000 associates. Under his leadership this business achieved accelerated sales to new clients and achieved record client retention and quality scores. In this same role, he also led a 1600 person software development and IT Operations organization that introduced several new, high-growth products.

Prior to joining ADP, Mr. Hall was a senior partner with management consultant McKinsey & Company. He was at McKinsey for 16 years and focused on developing business strategies for technology-based companies and other companies where technology plays a central role in their business. He is a graduate of M.I.T. and has a MBA from the Harvard Business School.

"The Board of Directors is extremely pleased with this decision, which was made after an extensive search and consideration of many highly qualified candidates," said Anne Sutherland Fuchs, a director and head of the Board's Search Committee. "In Gene Hall, we gain a CEO with a wealth of experience in information technology, and a track record of growing businesses by providing strategic insight and value to large and demanding clients."

Mr. Smith, 63, has served on the Gartner Board of Directors since 2002. He is also chairman of First Health Group Corp., a premier publicly-traded national health benefits company, and formerly served as president and chief executive officer of First Health. Michael Fleisher noted, "I welcome Gene Hall to Gartner and am looking forward to working with him, our president Maureen O'Connell, and the rest of Gartner's management to ensure an effective transition. It is rewarding to know that Gartner will be in the experienced hands of Jim Smith, Gene Hall and this leadership team as the Company pursues a promising future."

Both appointments will become effective with Mr. Hall's official start date sometime in the next 45 days.

Gartner also said that Zachary Morowitz, Executive Vice President of Corporate

Development, has announced his intention to leave the Company before the end of the year to pursue other opportunities. The Company currently does not intend to fill the vacancy.

BUSINESS SEGMENT HIGHLIGHTS

Research revenue was $119 million for the 2004 second quarter, a 1% increase from the same period of 2003. For the first half of 2004, Research revenue totaled $241 million, a 3% increase versus the 2003 period. Research contract value, a leading indicator of future revenue, was $489 million at June 30, 2004, increasing $20 million since the second quarter of 2003.

Consulting revenue was $68 million for the 2004 second quarter, a 2% increase from the comparable 2003 period. For the first six months of this year, Consulting revenue was $132 million, a 3% increase versus the 2003 period. Consulting backlog was $98 million at June 30, 2004, an increase of 7% over the prior year.

Events revenue was $37 million for the second quarter of 2004, increasing 47% from a year ago. Part of this revenue increase was attributable to a shift in the timing of several events that were held during the first quarter of 2003, but were moved into the second quarter of 2004. Taking into account such timing factors, second quarter Events revenue increased 20% over the prior year. For the first six months of 2004, Events revenue was $55 million, up 13% versus the 2003 period.

Excluding the effect of foreign currency and the timing of events, total revenue for the 2004 second quarter would have increased approximately 2% over the year-ago period; cost of services and product development would have increased approximately 3%; and selling, general and administrative expenses would have decreased 2%. The impact of foreign currency on net income was negligible. Research contract value would have increased approximately 1% from the second quarter 2003, excluding the effects of foreign currency.

Gartner's cash position increased to $291 million at June 30, 2004, from $167 million a year earlier. As previously announced, on June 22, 2004, Gartner commenced a Dutch auction self-tender offer for approximately 11.3 million shares of its Class A Common Stock and approximately 5.5 million shares of its Class B Common Stock, with the price for each Class to be between $12.50 to $13.50 per share. Gartner also entered into an agreement with Silver Lake Partners to repurchase approximately 9.2 million shares at the clearing price established by the tender offer. In the event the tender offer is under-subscribed, Silver Lake Partners has agreed to sell additional Class A shares to the Company up to an aggregate maximum of 12.0 million shares. Gartner would purchase 26 million shares at a total cost of $325 million to $351 million in a fully subscribed tender combined with the Silver Lake Partners repurchase. The offer is subject to the terms and conditions described in offering materials mailed to the Company's shareholders. The tender offer will expire at 5:00 p.m., New York City time, on July 30, 2004, unless extended by Gartner.

Chris Lafond, chief financial officer, commented, "We are committed to creating and enhancing shareholder value, and our use of Gartner's strong cash position to repurchase shares through the Dutch auction self-tender is a clear example of that commitment."

BUSINESS OUTLOOK

For the third quarter ending September 30, 2004, the Company is targeting:

      -     Total revenue of approximately $197 million to $205 million

      -     Research revenue of approximately $117 million to $119 million

      -     Consulting revenue of approximately $60 million to $63 million

      -     Events revenue of approximately $17 million to $19 million

      -     Other revenue of approximately $3 million to $4 million

      - GAAP EPS of $0.03 to $0.05 and Normalized EPS of $0.03 to $0.05 per share. The estimated fully diluted share count is 135 million shares.

CONFERENCE CALL INFORMATION

The Company has scheduled a conference call at 10:00 a.m. ET on Friday, July 23, 2004, to discuss the Company's financial results. The conference call will also be available via the Internet by accessing Gartner's web site at www.gartner.com/investors. A replay of the webcast will be available for 30 days following the call.

ABOUT GARTNER

Gartner, Inc. is the leading provider of research and analysis on the global information technology industry. Gartner serves more than 10,000 clients, including chief information officers and other senior IT executives in corporations and government agencies, as well as technology companies and the investment community. The Company focuses on delivering objective, in-depth analysis and actionable advice to enable clients to make more informed technology and business decisions. The Company's businesses consist of Gartner Intelligence, research and events for IT professionals; Gartner Executive Programs, membership programs and peer networking services; and Gartner Consulting, customized engagements with a specific emphasis on outsourcing and IT management. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, and has more than 3,500 associates, approximately 1,000 research analysts and consultants, in more than 75 locations worldwide. For more information, visit www.gartner.com.

NON-GAAP FINANCIAL MEASURES

Investors are cautioned that normalized EPS information contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles. This non-GAAP financial measure is provided to enhance the user's overall understanding of the Company's current financial performance and the Company's prospects for the future. We believe normalized EPS is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Normalized EPS for 2003 also includes the effect of the convertible debt as if it had been converted at the beginning of 2003. Normalized EPS is based on net income (loss), excluding other charges, income from investments, and gains from the sale of businesses. See "Supplemental Information" at the end of this release for reconciliation of GAAP net income and loss and EPS to normalized net income and EPS.

SAFE HARBOR STATEMENT

Statements contained in this press release regarding the Company's business outlook, the development of the Company's services, the demand for the Company's products and services, and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to: ability to expand or even retain the Company's customer base in light of the adverse current economic conditions; ability to grow or even sustain revenue from individual customers in light of the adverse impact of the current economic conditions on overall IT spending; the duration and severity of the current economic slowdown; ability to attract and retain professional staff of research analysts and consultants upon whom the Company is dependent; ability to achieve and effectively manage growth, particularly as the Company seeks to reduce its overall workforce; ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; ability to integrate operations of possible acquisitions; ability to carry out the Company's strategic initiatives and manage associated costs; ability to manage the Company's strategic partnerships; rapid technological advances which may provide increased indirect competition to the Company from a variety of sources; substantial competition from existing competitors and potential new competitors; risks associated with intellectual property rights important to the Company's products and services; additional risks associated with international operations including foreign currency fluctuations; and other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2003. These filings can be found on Gartner's web site at investors.gartner.com and the SEC's Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

ADDITIONAL LEGAL INFORMATION

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of any class of Gartner's common stock. The solicitation of offers to buy shares of Gartner common stock is only being made pursuant to the offer to purchase and related materials that Gartner has distributed to its stockholders. Stockholders should read those materials carefully because they contain important information, including the various terms of, and conditions to, the tender offer. Stockholders are able to obtain the offer to purchase and related materials for free at the SEC's website at www.sec.gov or from our information agent, Georgeson Shareholder Communications, by calling
(888) 279-4024. We urge stockholders to carefully read those materials prior to making any decisions with respect to the tender offer.

                                  GARTNER, INC.
                 Condensed Consolidated Statements of Operations
               (Unaudited, in thousands, except per share amounts)

                             Three Months Ended                  Six Months Ended
                                  June 30,                           June 30,
                              2004        2003                  2004         2003
                           ---------    ---------             ---------    --------
Revenues:
   Research                $ 118,966    $ 117,793       1%     $241,208    $233,517     3%
   Consulting                 67,609       66,525       2%      132,235     128,304     3%
   Events                     37,211       25,292      47%       55,382      48,801    13%
   Other                       4,071        3,708      10%        7,699       6,978    10%
                           ---------    ---------             ---------    --------
Total revenues               227,857      213,318       7%      436,524     417,600     5%
Costs and expenses:
Cost of services and
 product development         114,386      103,440      11%      209,862     205,773     2%
Selling, general and
 administrative               81,588       80,730       1%      169,222     164,234     3%

   Depreciation                6,844        8,964     -24%       14,781      18,789   -21%
   Amortization of
    intangibles and
    goodwill
    impairments                  190          338     -44%        1,126         743    52%
   Other charges               9,063           --       U        19,576       5,426     U
                           ---------    ---------             ---------    --------
Total costs and
 expenses                    212,071      193,472      10%      414,567     394,965     5%
                           ---------    ---------             ---------    --------
Operating income              15,786       19,846     -20%       21,957      22,635    -3%
Income from                                                                       U     U
 investments                      19        5,491      39         5,522
Interest income                                                                   F     F
 (expense), net                  370       (5,542)    615       (11,154)
Other (expense)                                                                   U     U
 income, net                    (323)         (39)               (3,436)        496
                           ---------    ---------             ---------    --------
Income before income
 taxes                        15,852       19,756     -20%       19,175      17,499    10%
Provision for income
 taxes                         4,824        6,902     -30%        7,683       6,157    25%
                           ---------    ---------             ---------    --------
Net income                 $  11,028    $  12,854     -14%    $ 11,492     $ 11,342     1%
                           =========    =========             =========    ========

Income per common
 share:
   Basic                   $    0.08    $    0.16     -50%    $    0.09    $   0.14   -36%
   Diluted                 $    0.08    $    0.13     -38%    $    0.09    $   0.14   -36%

Weighted average shares
 outstanding:
   Basic                     132,129       79,234      67%      131,183      79,863    64%
   Diluted                   135,335      127,959       6%      134,242     128,260     5%

SUPPLEMENTAL INFORMATION
--------------------------
Normalized EPS (1)         $    0.12    $    0.10      20%    $    0.21    $   0.14    50%

(1) Normalized net income & EPS is based on net income, excluding other charges, income from investments, goodwill impairments and other non-cash charges. We believe normalized EPS is an important measure of our recurring operations. See "Supplemental Information" at the end of this release for a reconciliation from GAAP net income and EPS to Normalized net income and EPS and a discussion of the reconciling items.

                                  GARTNER, INC.
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                         June 30,    December 31,
                                           2004         2003
                                        -----------  -----------
                                        (unaudited)
Assets
Current assets:
   Cash and cash equivalents            $  290,997   $  229,962     27%
   Fees receivable, net                    214,086      266,122    -20%
   Deferred commissions                     25,720       27,751     -7%
   Prepaid expenses and other current
    assets                                  24,845       25,642     -3%
                                        ----------   ----------
Total current assets                       555,648      549,477      1%
Property, equipment and leasehold
 improvements, net                          61,388       66,541     -8%
Goodwill                                   229,555      230,387      0%
Intangible assets, net                         594          985    -40%
Other assets                                68,052       69,874     -3%
                                        ----------   ----------
Total Assets                            $  915,237   $  917,264      0%
                                        ==========   ==========

Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable and accrued
    liabilities                         $  144,141   $  175,609    -18%
   Deferred revenues                       295,109      315,524     -6%

                                        ----------   ----------
Total current liabilities                  439,250      491,133   -11%
Other liabilities                           50,239       50,385      0%
                                        ----------   ----------
Total Liabilities                          489,489      541,518   -10%

Total Stockholders' Equity                 425,748      375,746     13%
                                        ----------   ----------
Total Liabilities and Stockholders'
 Equity                                 $  915,237   $  917,264      0%
                                        ==========   ==========


                                  GARTNER, INC.
                 Condensed Consolidated Statements of Cash Flows
                            (Unaudited, in thousands)

                                                         Six Months Ended
                                                             June 30,
                                                        2004          2003
                                                     ----------    ----------
Operating activities:
Net income                                           $   11,492    $   11,342
Adjustments to reconcile net income to net cash
 provided by operating activities:
   Depreciation and amortization, including
    goodwill impairments                                 15,907        19,532
   Non-cash compensation                                  1,198           511
   Tax benefit associated with employees' exercise
    of stock options                                      4,377            --
   Deferred taxes                                           408            68
   Gain from investments                                    (39)       (5,522)
   Accretion of interest and amortization of debt
    issue costs                                             602        11,781
   Non-cash charges associated with South America
    closings                                              2,943            --
Changes in assets and liabilities:
   Fees receivable, net                                  50,141        64,051
   Deferred commissions                                   1,896         3,345
   Prepaid expenses and other current assets                523         5,089
   Other assets                                             366        (1,543)
   Deferred revenues                                    (17,720)      (26,314)
   Accounts payable and accrued liabilities             (30,787)       (4,166)
                                                     ----------    ----------
Cash provided by operating activities                    41,307        78,174
                                                     ----------    ----------
Investing activities:
Proceeds from insurance recovery                             --         5,464
Investments                                                  --        (1,500)
Additions to property, equipment and leasehold
 improvements                                            (9,197)       (9,765)
                                                     ----------    ----------
Cash used in investing activities                        (9,197)       (5,801)
                                                     ----------    ----------

Financing activities:
Proceeds from stock issued for stock plans               37,852         2,575
Payments for debt issuance costs                             --          (220)
Purchases of treasury stock                              (6,113)      (23,504)
                                                     ----------    ----------
Cash provided by (used in) financing activities          31,739       (21,149)
                                                     ----------    ----------
Net increase in cash and cash equivalents                63,849        51,224
Effects of exchange rates on cash and cash
 equivalents                                             (2,814)        5,804
Cash and cash equivalents, beginning of period          229,962       109,657
                                                     ----------    ----------
Cash and cash equivalents, end of period             $  290,997    $  166,685
                                                     ==========    ==========

SELECTED STATISTICAL DATA
(Dollars In thousands)

                                           June 30,     December 31,      June 30,
                                             2004           2003           2003
                                         ------------   ------------   ------------
Research contract value                  $    488,669   $    482,219   $    468,470
Consulting backlog                       $     97,706   $     99,718   $     90,958
Research client organizations                   8,558          8,859          8,696

BUSINESS SEGMENT DATA
(Dollars in thousands)

                                                     Direct         Gross      Contrib.
                                      Revenue        Expense    Contribution    Margin
                                     ----------    ----------    ----------    --------
Three Months Ended 6/30/04
Research                             $  118,966    $   45,962    $   73,004      61%
Consulting                               67,609        42,774        24,835      37%
Events                                   37,211        20,353        16,858      45%
Other                                     4,071           457         3,614      89%
                                     ----------    ----------    ----------
TOTAL                                $  227,857    $  109,546    $  118,311      52%
                                     ==========    ==========    ==========

Three Months Ended 6/30/03
Research                             $  117,793    $   42,392    $   75,401      64%
Consulting                               66,525        43,782        22,743      34%
Events                                   25,292        14,760        10,532      42%
Other                                     3,708         1,116         2,592      70%
                                     ----------    ----------    ----------
TOTAL                                $  213,318    $  102,050    $  111,268      52%
                                     ==========    ==========    ==========

Six Months Ended 6/30/04
Research                             $  241,208    $   89,177    $  152,031      63%
Consulting                              132,235        82,156        50,079      38%
Events                                   55,382        31,417        23,965      43%
Other                                     7,699           928         6,771      88%

                                     ----------    ----------    ----------
TOTAL                                $  436,524    $  203,678    $  232,846      53%
                                     ==========    ==========    ==========

Six Months Ended 6/30/03
Research                             $  233,517    $   84,466    $  149,051      64%
Consulting                              128,304        84,676        43,628      34%
Events                                   48,801        29,869        18,932      39%
Other                                     6,978         2,018         4,960      71%
                                     ----------    ----------    ----------
TOTAL                                $  417,600    $  201,029    $  216,571      52%
                                     ==========    ==========    ==========

                            SUPPLEMENTAL INFORMATION
                     EPS Reconciliation - GAAP to Normalized
                      (in thousands, except per share data)

                                            Three Months Ended June 30,
                     -----------------------------------------------------------------------
                                    2004                                  2003
                     ---------------------------------     ---------------------------------
                      After-                                After-
                       Tax                                   Tax
                      Income       Shares       EPS         Income       Shares        EPS
                     --------     --------    --------     --------     --------    --------
GAAP Basic EPS       $ 11,028      132,129    $   0.08     $ 12,854       79,234    $   0.16
Share equivalents
 from stock
 compensation
 shares                    --        3,206       (0.00)          --          413       (0.00)
Convertible long-
 term debt                 --           --          --        3,323       48,312       (0.03)
                     --------     --------    --------     --------     --------    --------
GAAP Diluted EPS     $ 11,028      135,335    $   0.08     $ 16,177      127,959    $   0.13

Other charges (1)       5,664           --        0.04           --           --          --
Income from
 investments (4)          (13)          --       (0.00)      (3,296)          --       (0.03)
                     --------     --------    --------     --------     --------    --------
Normalized net
 income & EPS        $ 16,679      135,335    $   0.12     $ 12,881      127,959    $   0.10
                     ========     ========    ========     ========     ========    ========

                                            Six Months Ended June 30,
                     -----------------------------------------------------------------------
                                    2004                                  2003
                     ---------------------------------     ---------------------------------
                      After-                                After-
                       Tax                                   Tax
                      Income       Shares       EPS         Income       Shares        EPS
                     --------     --------    --------     --------     --------    --------
GAAP Basic EPS       $ 11,492      131,183    $   0.09     $ 11,342       79,863    $   0.14
Share equivalents
 from stock

 compensation
 shares                    --        3,059       (0.00)          --          440       (0.00)
Convertible long-
 term debt                 --           --          --        6,567       47,957       (0.00)
                     --------     --------    --------     --------     --------    --------
GAAP Diluted EPS     $ 11,492      134,242    $   0.09     $ 17,909      128,260    $   0.14

Other charges (1)      13,255           --        0.10        3,635           --        0.03
Non-cash
 charges (2)            2,943           --        0.02           --           --          --
Goodwill
 impairments (3)          739           --        0.00           --           --          --
Income from
 investments(4)           (26)          --       (0.00)      (3,317)          --       (0.03)
                     --------     --------    --------     --------     --------    --------
Normalized net
 income & EPS        $ 28,403      134,242    $   0.21     $ 18,227      128,260    $   0.14
                     ========     ========    ========     ========     ========    ========

General Notes & Footnotes

- Normalized net income & EPS is based on net income (loss), excluding other charges, income from investments, goodwill impairments and asset write-offs. Normalized EPS includes the effect of the convertible debt as if it had been converted at the beginning of 2003 in order to be on a comparable basis with 2004. We believe normalized EPS is an important measure of our recurring operations.

- The normalized effective tax rate was 33% for 2004 and 2003.

(1) Other charges during both years were for costs associated with reductions in workforce. Other charges during 2004 also included costs associated with closing certain operations in South America.

(2) The non-cash charges in 2004 were associated with our closing of certain operations in South America and were recorded in Other (expense) income, net.

(3) The goodwill impairments in 2004 were associated with our closing of certain operations in South America and were recorded in Amortization of intangibles and goodwill impairments.

(4) The 2003 gain from investments includes a pre-tax $5.5 million insurance recovery relating to previous losses incurred associated with the sale of a business.

CONTACT: Gartner, Inc.
Investor Contact:
Heather McConnell, 203-316-6768
heather.mcconnell@gartner.com
investors.gartner.com
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SOURCE: Gartner, Inc.